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POP VENTURE ADVISERS LLC – CODE OF ETHICS

In accordance with Rule 204A-1(a) of the Advisers Act, Pop Venture’s Code of Ethics (the “Code”) establishes the standard of business conduct that all Supervised Persons must follow, including those procedures to prevent insider trading. To ensure that trading by Supervised Persons is conducted in a manner that does not adversely affect the Pop Venture’s Clients and in a manner consistent with the fiduciary duty owed by the Pop Venture to its Clients, the Code also specifically addresses personal trading by Supervised Persons.

General Principles. It is generally improper for Pop Venture or persons covered by the Code to:

•	use for their own benefit (or the benefit of anyone other than a Client) information about Pop Venture’s trading or investment recommendations for a Client; or

•	take advantage of investment opportunities that would otherwise be available for a Client.

Pop Venture expects all persons covered by the Code to comply with the spirit of the Code, as well as the specific rules contained in the Code. Pop Venture treats violations of the Code (including violations of the spirit of the Code) very seriously. If you violate either the letter or the spirit of the Code, Pop Venture may take disciplinary measures against you, including, without limitation, imposing penalties or fines, reducing your compensation, demoting you, requiring unwinding of any applicable trade, requiring disgorgement of trading gains, suspending or terminating your employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of the Code. But you can also violate the Code by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. Your conduct can violate the Code even if neither any Client nor Pop Venture is harmed by your conduct.

If you have any doubt or uncertainty about what the Code requires or permits, you should ask the CCO. Please do not guess at the answer.

Any violations of the Code must be reported promptly to the CCO.

Compliance with the Federal Securities Laws. All persons covered by the Code must comply with applicable U.S. federal securities laws at all times.

Transaction Restrictions

1.	Pre-clearance.

You and members of your Family/Household are prohibited from engaging in any transaction in a Covered Security for any account in which you or a member of your Family/Household has any Beneficial Ownership unless you obtain, in advance of the

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transaction, pre-clearance for that transaction. For purposes of these pre-clearance requirements, you should assume that any investment transaction that you or members of your Family/Household are considering making is subject to pre-clearance pursuant to the Code, unless the Code specifically provides that the transaction is not subject to pre-clearance.

Pre-clearance is obtained by first completing the Personal Trade Request Form. (A copy of the Personal Trade Request Form can be obtained from the CCO.) The Personal Trade Request Form must then be submitted to the CCO for pre-clearance. If pre-clearance is obtained, the approval is valid for the day on which it is granted and the immediately following business day (except in the case of private placements, as discussed below under “Private Placements”). The CCO may revoke a pre-clearance at any time after it is granted and before you execute the transaction. The CCO may deny or revoke pre-clearance for any reason, and is not required to explain such revocation or denial to you.

The pre-clearance requirements do not apply to the following categories of transactions:

•	Transactions in Covered Securities issued or guaranteed by any national government that is a member of the Organisation for Economic Co-operation and Development, or any agency or authority thereof.

•	Transactions that occur by operation of law or under any other circumstance in which neither you nor any member of your Family/Household exercises any Direct or Indirect Influence or Control over the account for which such transactions are made. To qualify for this exemption, you must complete the Non-Discretionary Account Certification, attached hereto as Appendix A, no later than 10 calendar days after you joined Pop Venture or otherwise became covered by the Code, and annually thereafter.

•	Purchases of Covered Securities pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

•	Purchases pursuant to the exercise of rights issued pro rata to all holders of any class of Covered Securities and received by you (or a Family/Household member) from the issuer.

2.	Private Placements.

Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in a private placement, except with the specific, advance written approval of the CCO, which the CCO may deny for any reason. If pre-clearance is obtained, it is valid until the private placement transaction closes. For the avoidance of doubt, the acquisition of any Digital Asset, or Beneficial Ownership in any Digital Asset, in a private placement, including through an initial coin offering, a token warrant, or a SAFT or SAFT-E, will require the advance written approval of the CCO. If pre-clearance is obtained for a

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Digital Asset, the approval is valid for the day on which it is granted and the immediately following business day.

3.	Initial Public Offerings.

Neither you nor any member of your Family/Household may acquire any Beneficial Ownership in any security (not just Covered Securities) in an initial public offering, except with the specific, advance written approval of the CCO, which the CCO may deny for any reason.

Reporting

Reporting Requirements

NOTE: One of the most complicated parts of complying with this Code is understanding what holdings, transactions and accounts you must report and what accounts are subject to trading restrictions. For example, accounts of certain members of your family and household are covered, as are certain categories of trust accounts, certain investment pools in which you might participate, and certain accounts that others may be managing for you. To be sure you understand what holdings, transactions and accounts are covered, it is essential that you carefully review the definitions of Covered Security, Family/Household and Beneficial Ownership in the “Definitions” section at the end of the Code.

ALSO: You must file the reports described below, even if you have no holdings, transactions or accounts to list in the reports.

ALSO: Compliance with the following reporting requirements does not relieve you of any of your other obligations under the Code, including the requirement that you seek pre-clearance of transactions in Covered Securities.

Copies of all reporting forms may be obtained from the CCO. The CCO shall have the responsibility of periodically reviewing personal securities transactions and holdings.

Non-Discretionary Accounts. A “Non-Discretionary Account” is a trust or account over which you (or members of your Family/Household) do not exercise any Direct or Indirect Influence or Control. The Reporting Requirements do not apply to Non-Discretionary Accounts. To qualify for this exemption, you must complete the Non-Discretionary Account Certification, attached hereto as Appendix A, no later than 10 calendar days after you joined Pop Venture or otherwise became covered by the Code, and annually thereafter. In addition, you must provide the CCO with a copy of the agreement governing the Non-Discretionary Account.

On a sample basis, the CCO will request reports on holdings and/or transactions made in the Non-Discretionary Account to identify transactions that would have been prohibited pursuant to the Code, absent reliance on the reporting exemption.

Based on the information received, the CCO will determine initially and annually that you and members of your Family/Household do not have Direct or Indirect Influence or

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Control over the Non-Discretionary Account. The CCO reserves the right to rescind an account’s designation as a Non-Discretionary Account at any time.

Initial Holdings Reports. No later than 10 calendar days after you joined Pop Venture or otherwise became covered by the Code, you must file with the CCO an Initial Holdings Report, which must indicate the filing date thereof.

The Initial Holdings Report requires you to list all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount) in which you (or members of your Family/Household) have Beneficial Ownership. It also requires you to list all brokers, dealers and banks with which you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on the date you joined Pop Venture or became a person otherwise covered by the Code. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date you joined Pop Venture or became a person otherwise covered by the Code.

The Initial Holdings Report also requires you to confirm that you have read and understand the Code and that you understand that it applies to you and members of your Family/Household.

Duplicate Confirmation Statements and Account Statements. If you or any member of your Family/Household has a securities account that contains one or more Covered Securities (or has Beneficial Ownership of Covered Securities in another person’s account) with any broker, dealer or bank, you or your Family/Household member must direct that broker, dealer or bank to send, directly to the CCO, contemporaneous duplicate copies of all transaction confirmation statements and account statements relating to that account. Any confirmation statements must include, for each transaction, the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount of the security, as well as the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected.

Every calendar quarter, you must certify that you and members of your Family/Household have directed all brokers, dealers and banks to furnish duplicate confirmation statements and account statements directly to the CCO; that no transactions that would be required to be reported were effected during the quarter, except (i) transactions effected through accounts for which you and members of your Family/Household have directed the broker, dealer or bank to send duplicate confirmation statements and account statements directly to the CCO or (ii) transactions reported on Quarterly Transaction Reports; and that, as far as you and members of your Family/Household know, those statements, together with any Quarterly Transaction Reports, are complete and accurate representations of all transactions during the most recent calendar quarter.

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EXCEPTION: If applicable laws or regulations in the jurisdiction(s) relevant for you or members of your Family/Household prohibit brokers, dealers or banks from providing duplicate transaction confirmation statements directly to the CCO, you or members of your Family/Household were unable to direct the broker, dealer or bank in which you or they had Beneficial Ownership to provide such statements, or you or members of your Family/Household otherwise have transactions in Covered Securities not held by brokers, dealers or banks, you instead must file a Quarterly Transaction Report, as specified below. Note, however, that such Quarterly Transaction Report need not list any transactions by you or members of your Family/Household that are covered by duplicate transaction confirmation and account statements sent directly to the CCO.

NOTE: The requirement to furnish duplicate confirmation and account statements to the CCO is in addition to the pre-clearance requirement generally applicable to transactions in Covered Securities and certain other transactions. Furnishing a confirmation statement does not constitute compliance with the Code’s transaction restrictions and prohibitions.

Quarterly Transaction Reports. If applicable laws or regulations in the jurisdiction(s) relevant for you or members of your Family/Household prohibit brokers, dealers or banks from providing duplicate transaction confirmation statements directly to the CCO, you or members of your Family/Household were unable to direct the broker, dealer or bank in which you or they had Beneficial Ownership to provide such statements, or you or members of your Family/Household otherwise have transactions in Covered Securities not held by brokers, dealers or banks, no later than 30 calendar days after the end of March, June, September and December each year, you must file with the CCO a Quarterly Transaction Report, which must indicate the filing date thereof.

The Quarterly Transaction Report requires you to list all transactions (other than transactions by you or members of your Family/Household that are covered by duplicate transaction confirmation and account statements sent directly to the CCO) during the most recent calendar quarter in Covered Securities (including the date of the transaction, the title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, the number of shares and principal amount) in which you (or a member of your Family/Household) had Beneficial Ownership. It also requires you to report the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), the price of the security at which the transaction was effected and the name of the broker, dealer or bank with or through which the transaction was effected.

You must attach to the Quarterly Transaction Report copies of the transaction confirmation statements sent by the broker, dealer or bank, if any, and must certify that those statements, together with duplicate transaction confirmation and account statements sent directly to the CCO, accurately reflect all transactions during the most recent calendar quarter in Covered Securities in which you or members of your Family/Household had Beneficial Ownership and were executed through a broker, dealer or bank.

EXCEPTION: You need not report transactions effected pursuant to an automatic investment plan. An “automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in

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accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Annual Holdings Reports. No later than February 14 of each year, you must file with the CCO an Annual Holdings Report, which must indicate the filing date thereof.

The Annual Holdings Report requires you to list all Covered Securities (including title and type of security and, as applicable, the exchange ticker symbol or CUSIP number, the number of shares and principal amount) in which you (or a member of your Family/Household) had Beneficial Ownership as of December 31 of the prior year. It also requires you to list all brokers, dealers and banks with which you or a member of your Family/Household maintained an account in which any securities (not just Covered Securities) were held for the direct or indirect benefit of you or a member of your Family/Household on December 31 of the prior year.

The Annual Holdings Report also requires you to confirm that you have read and understand the Code and have complied with its requirements, and that you understand that it applies to you and members of your Family/Household.

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Definitions

These terms have special meanings in the Code:

Beneficial Ownership

Covered Security

Digital Assets

Direct or Indirect Influence or Control

Family/Household

The special meanings of these terms as used in the Code are explained below. Some of these terms (such as “beneficial ownership”) are sometimes used in other contexts, not related to codes of ethics, where they have different meanings. For example, “beneficial ownership” has a different meaning in the Code than it does in the SEC’s rules for proxy statement disclosure of corporate directors’ and officers’ stockholdings, or in determining whether an investor has to file 13D or 13G reports with the SEC.

IMPORTANT: If you have any doubt or question about whether an investment, account or person is covered by any of these definitions, ask the CCO. Please do not guess at the answer.

Beneficial Ownership means any opportunity, directly or indirectly, to profit or share in the profit from any transaction in securities. Note that you do not have Beneficial Ownership of holdings in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code (“529 Plans”) if neither Pop Venture nor a control affiliate of Pop Venture manages, distributes, markets, or underwrites the 529 Plan or the investments and strategies underlying the 529 Plan.

Beneficial Ownership is a very broad concept. Some examples of forms of Beneficial Ownership include:

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or “street name” accounts.

•	Securities owned by or for a partnership in which the person is a general partner (whether the ownership is under the name of that partner, another partner or the partnership or through a nominee, custodial or “street name” account).

•	Securities that are being managed for a person’s benefit by an investment adviser, broker, bank, trust company or other manager, unless (i) the securities are held in a “blind trust” or similar arrangement under which the person is prohibited by contract from communicating with the manager of the account and the manager is prohibited from disclosing to the person what investments are held in the account or (ii) the securities are held in a Non-Discretionary Account.

•	Securities in a person’s individual retirement account.

•	Securities in a person’s account in a 401(k) or similar retirement plan.

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•	Securities owned by a trust of which the person is (i) a beneficiary and has investment control over the assets of the trust or (ii) is the trustee of a trust and his or her family members are beneficiaries of such trust.

•	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or “street name” account).

•	Securities owned by an investment club in which the person participates.

This is not a complete list of the forms of ownership that could constitute Beneficial Ownership for purposes of the Code. You should ask the CCO if you have any questions or doubts at all about whether you or a member of your Family/Household would be considered to have Beneficial Ownership in any particular situation.

NOTE: By way of clarification, notwithstanding the foregoing, no Client is prohibited by the Code from purchasing or selling a Covered Security of which certain persons covered by the Code might be deemed to have Beneficial Ownership.

Covered Security means anything that is considered a “security” under section 202(a)(18) of the Investment Advisers Act of 1940, except:

•	Direct obligations of the U.S. Government.

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

•	Shares of money market investment companies registered under the Investment Company Act of 1940.

•	Shares of open-end investment companies registered under the Investment Company Act of 1940 (other than shares of exchange-traded funds (ETFs) registered as open-end investment companies, which are Covered Securities).

•	Shares of unit investment trusts that invest exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940.

This is a very broad definition of security. It includes most kinds of investment instruments, including things that you might not ordinarily think of as “securities,” such as:

•	options on securities, on indexes and on currencies;

•	investments in all kinds of limited partnerships;

•	investments in foreign unit trusts and foreign mutual funds; and

•	investments in hedge funds and private investment funds.

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In addition, for purposes of this Code, the term "Covered Security" includes Digital Assets, provided that bitcoin (BTC), Ether (ETH), Bitcoin Cash (BCH), Bitcoin SV (BSV), Ethereum Classic (ETC), Tether (USDT) and USD Coin (USDC) are not considered Covered Securities.

If you have any question or doubt about whether an investment is a considered a Covered Security under the Code, assume that the investment is a Covered Security and seek guidance from the CCO. Do not guess.

Digital Assets means cryptocurrencies, virtual currencies, cryptographic tokens, decentralized application or organization tokens, protocol tokens, non-fungible tokens, and any other digital assets or other instruments utilizing a blockchain or other distributed ledger technology, however characterized, regardless of centralized or decentralized control or ownership or whether acquired in a public or private transaction.

Direct or Indirect Influence or Control includes:

•	Suggesting purchases or sales of investments to the trustee or third-party manager;

•	Directing purchases or sales of investments;

•	Consulting with the trustee or third-party manager as to the particular allocation of investments to be made in the account; and

•	Discussions with the trustee or third-party manager concerning account holdings.

NOTE: Discussions about broad asset allocations that would not reasonably be expected to result in the purchase or sale of a particular security and discussions in which a trustee or third-party manager simply summarizes, describes or explains account activity to an access person would not indicate “direct or indirect influence or control.”

Members of your Family/Household include:

•	Your spouse or domestic partner (unless they do not live in the same household as you and you do not contribute in any way to their support).

•	Your children under the age of 18.

•	Your children who are 18 or older (unless they do not live in the same household as you and you do not contribute in any way to their support).

•	Any of these people who live in your household: your stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law and sisters-in-law, including adoptive relationships.

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COMMENT 1: There are a number of reasons why the Code covers transactions in which members of your Family/Household have Beneficial Ownership. First, the SEC regards any benefit to a person that you help support financially as indirectly benefiting you, because it could reduce the amount that you might otherwise contribute to that person’s support. Second, members of your household could, in some circumstances, learn of information regarding Pop Venture’s possible investment transactions, and must not be allowed to benefit from that information.

COMMENT 2: If a member of your Family/Household’s primary occupation involves buying and selling securities, and you deliver to the CCO a certification acceptable to the CCO regarding such activity, you need not consider that person a member of your Family/Household for purposes of this Code with respect to such transactions made in a professional capacity. All other transactions of such person remain subject to this Code.